Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

Image Sensing Systems Announces Fourth Consecutive Year of Record Financial Results

Saint Paul, Minn., February 20, 2006 – Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) announced today that its net income for 2005 was a $2,841,000 or $.79 per share ($.73 per diluted share) versus net income of $2,694,000 or $.79 per share ($.71 per diluted share) for 2004. Net income for the fourth quarter was $689,000 or $.19 per share ($.18 per diluted share), versus net income of $418,000 or $.12 per share ($.11 per diluted share) for the comparable period in 2004. The fourth quarter of 2005 marks the fifteenth consecutive quarter of profitability for the company.

Revenues for fiscal year 2005 were $11,002,000, compared to $10,830,000 in fiscal year 2004. Royalty income from sales in North America was $8,595,000, compared to $7,521,000 in 2004, while international sales were $2,407,000, compared to $3,309,000 in 2004. Sales of Autoscope products by the Company’s North American distributor continued to show double-digit sales growth in the fourth quarter and ended the year with 14% growth over 2004. International sales for the fourth quarter were $761,000, an increase of 77% from $429,000 in the comparable quarter of 2004, but decreased to $2,407,000 in 2005 from $3,309,000 in 2004. Sales by the Company’s European subsidiary for both the fourth quarter and fiscal year showed a significant increase over 2004, while its Asian subsidiary continued to have difficulty selling product which impacted both consolidated revenues and profitability. While disappointed with sales results of the Asian subsidiary, the Company’s continued sales growth in North America and Europe, has positioned its Autoscope products as the leader in those markets. The Company has taken remedial steps, and continues to do so, to turn around the Asian market position.

Jim Murdakes, Chairman and CEO commented, “We were very pleased with our continued positive financial results for the year and quarter as we registered our 15th consecutive quarter of profitability. Econolite Control Products, Inc., our North American distributor, had an outstanding year selling our Autoscope products and continued to increase market share in this market. Our European subsidiary also had an exceptional year selling Autoscope products while maintaining profitability even while expanding our territory into Eastern Europe. In Asia we are taking steps to compete more aggressively in this fast growing market, and plan further technical, sales, manufacturing and organizational efforts to re-establish Autoscope market leadership there. We believe our strong financial position along with our commitment to advanced technology will allow ISS to continue its global market leadership and profitability and are hopeful that all three market segments will contribute to revenue growth and earnings in 2006.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2004.

Image Sensing Systems, Inc.
Condensed Statement of Income
(in thousands, except per share information):

	Three-Month Periods Ended December 31		Years Ended December 31
	2005	2004	2005	2004
Revenue
Royalty income	$2,127	$1,823	$8,595	$7,521
International sales	761	429	2,407	3,309

	2,888	2,252	11,002	10,830
Cost of revenue
Royalty fee	95	78	383	321
Cost of sales	389	184	1042	1,599

	484	262	1,425	1,920

Gross profit	2,404	1,990	9,577	8,910
Operating expenses
Selling, marketing and product support	678	739	2,567	2,523
General and administrative	329	370	1,400	1,317
Research and development	449	330	1,516	1,126

	1,456	1,439	5,483	4,966

Income from operations	948	551	4,094	3,944
Other income	80	57	252	102

Income before income taxes	1,048	608	4,346	4,046
Income taxes	339	190	1,505	1,352

Net income	$689	$418	$2,841	$2,694

Net income per common share
Basic	$0.19	$0.12	$0.79	$0.79
Diluted	$0.18	$0.11	$0.73	$0.71

Weighted average shares outstanding
Basic	3,681	3,502	3,602	3,409
Diluted	3,878	3,846	3,868	3,810

Image Sensing Systems, Inc.
Condensed Balance Sheet
(in thousands)

	December 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$9,006	$1,262
Investments	2,300	7,300
Receivables	3,514	2,176
Inventories	312	404
Prepaid expenses and deferred taxes	118	324

	15,250	11,466
Property and equipment, net	329	127
Goodwill and capitalized software development costs, net	1,212	1,470

	$16,791	$13,063

Liabilities and Shareowners’ Equity
Current liabilities
Accounts payable and accrued expenses	$923	$1,110
Income taxes payable	94	30

	1,017	1,140
Deferred income taxes	52	144
Shareholders’ equity	15,722	11,779

	$16,791	$13,063

Image Sensing Systems, Inc.
Condensed Statement of Cash Flows
(in thousands)

	Years Ended December 31
	2005	2004
Operating activities
Net income	$2,841	$2,694
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	365	344
Changes in operating assets and liabilities	(1,173)	(475)

Net cash provided by operating activities	2,033	2,563

Investing activities
Purchase of property and equipment	(323)	(57)
Maturities (purchases) of investments, net	5,000	(3,950)

Net cash provided by (used in) investing activities	4,677	(4,007)

Financing activity – proceeds from exercise of stock options	1,034	672

Increase (decrease) in cash and cash equivalents	7,744	(772)
Cash and cash equivalents, beginning of year	1,262	2,034

Cash and cash equivalents, end of year	$9,006	$1,262

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